EXHIBIT 99.1

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie Vice President - Investor Relations Altera Corporation (408) 544-6996 swylie@altera.com	Anna Del Rosario Director - Corporate Communications Altera Corporation (408) 544-6397 anna.delrosario@altera.com

ALTERA TO REVIEW HISTORICAL OPTION PRACTICES

San Jose, Calif., May 8, 2006 -- Altera Corporation (NASDAQ:ALTR) today announced that, as a result of management’s recent review of the company’s stock option practices, and issues concerning options granted during the period 1996 through 2000, the company’s board of directors has established a special committee of independent directors to review the company’s historical stock option practices and related accounting. The special committee will be assisted by independent legal counsel and outside accounting experts. Management initiated its review following recent media reports regarding stock option practices at other companies. Although the impact to the company’s historical financial statements is not yet known, the company does not expect the review to result in material changes to its historical revenues or non-option related operating expenses. In light of this review, the company will not be able to file its Form 10-Q for the first quarter of 2006, which is due on May 10, 2006. The company is not seeking a five-day extension to file its Form 10-Q because it does not believe it can complete its review by the end of the allowed extension period. Altera does not anticipate that these developments will change the timing of its second quarter business update, currently scheduled for release after the market closes on May 30, 2006.

Forward-Looking Statements

This press release contains forward-looking statements concerning Altera’s review of its historical options practices. There can be no assurance concerning the outcome of this review. Investors are cautioned that all forward-looking statements in this release also involve risks discussed in the company’s Form 10-K filed with the Securities and Exchange Commission on March 14, 2006. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate differentiate, and win in their markets. Find out more at http://www.altera.com.

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